Exhibit 10.16

SUBLEASE

THIS SUBLEASE (this “Sublease”) is dated for reference purposes as of 1 December 2020 (“Effective Date”), and is made by and between Roche Diagnostics Operations, Inc., a Delaware corporation (“Sublandlord”), and Compass Therapeutics, Inc., a Delaware corporation (“Subtenant”). Sublandlord and Subtenant hereby agree as follows:

1.	Recitals:

1.1

Master Lease. ICE BOX, LLC, as lessor (“Landlord”), and Sublandlord entered into that certain lease, dated as of 31 July 2017 (as amended, the “Master Lease”), with respect to the premises located in a multi-story, mixed use building located at 80 Guest Street, Brighton, Massachusetts 02135 (such mixed use building, the “Building”) and identified in the Master Lease (such premises, the “Premises”). A copy of the Master Lease is attached hereto as Exhibit A. Any capitalized term not defined in this Sublease has the meaning ascribed to it in the Master Lease.

1.2

Sublandlord desires to (i) sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, approximately 19,112 rentable square feet on the sixth floor of the Building - (the “Building Subleased Premises”) for office and laboratory use; and (ii) permit Subtenant to utilize, and Subtenant desires to utilize 50% of the Chemical Storage Room (as defined in the Master Lease) according to Section 2.1, as each are shown on Exhibit B (the Building Subleased Premises and Subtenant’s portion of the Chemical Storage Room, collectively, the “Subleased Premises”), in accordance with the terms set forth herein. For reference, the proportion of the Subleased Premises to the Premises is 66.01% (“Subtenant’s Share”).

2.	Sublease: Subject to the terms hereof, Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Subleased Premises, with the following conditions:

2.1

Sublandlord will permit Subtenant to utilize a portion (50%) of the Chemical Storage Room (as defined in the Master Lease) to store up to 66.67% of the quantity allowed under the applicable permit. Sublandlord at all times shall have right to enter in and through the Chemical Storage Room for any reason or no reason and Subtenant at all times shall maintain and keep clear a walkway at least three feet wide permitting Sublandlord clear access from the entrance of the Chemical Storage Room to Sublandlord’s portion thereof.

2.2

Subtenant’s use of its portion of the Chemical Storage Room is subject to the terms and conditions of the Master Lease applicable to the usage of the Chemical Storage Room, including, without limitation, Section 7.5(n) and 7.5(o) of the Master Lease.

3.	Term:

3.1	Sublease Commencement Date. The term (the “Term”) of this Sublease commences on the later of: (i) receipt of Landlord’s Consent (defined below); (ii) 1 December 2020; and

(iii)the date Sublandlord delivers the Subleased Premises to Subtenant in the condition required under this Sublease (the “Sublease Commencement Date”), and ends on 19 May 2025 (the “Expiration Date”), unless this Sublease is sooner terminated pursuant to its terms. The parties hereby acknowledge that the expiration date of the Master Lease is 19 May 2025 and that Subtenant has no option to extend the Term of this Sublease. Promptly upon the occurrence of the Sublease Commencement Date, Sublandlord and Subtenant shall execute and deliver a letter confirming the actual Sublease Commencement Date, but the failure by either party to execute and deliver such a letter shall have no effect on the actual Sublease Commencement Date, as hereinabove determined.

3.2

Early Access. Sublandlord shall permit Subtenant to access the Subleased Premises as may be reasonably necessary for purposes of planning and installing voice and data cabling, equipment, trade fixtures, and the like (such access, “Early Access”) commencing on the later of: (i) receipt of Landlord’s Consent; (ii) 1 November 2020; or

(iii)Subtenant having delivered to Sublandlord evidence of all insurance required under the Master Lease; provided, however, that (x) during such Early Access Subtenant shall coordinate all Early Access activities with Sublandlord, and Subtenant and its agents shall follow Sublandlord’s safety and health policies and protocols which are provided to Subtenant, as may be modified from time to time; and (y) such Early Access does not materially interfere with Sublandlord’s ongoing business operations. Such Early Access is immediately revoked should Subtenant or its agents fail to follow the foregoing provisos

(x) and (y) after written notice and a two (2) business day opportunity to cure. Such Early Access occupancy is subject to all of the provisions of this Sublease, except for the obligation to pay Additional Rent (as defined below), and does not advance the Expiration Date of this Sublease

4.	Rent:

4.1

Base Rent. Sublandlord conditionally waives Subtenant’s obligations to pay Base Rent (as defined below) beginning on the Sublease Commencement Date and ending 31 December 2020, subject to Subtenant performing its obligations under the Sublease in all material respects (the “Rent Abatement Period”). Upon the occurrence of any uncured Event of Default under the Sublease (beyond any applicable notice and cure period), the rent abatement is null and void and shall be promptly reimbursed in full by Subtenant to Sublandlord. (The 12 month period beginning the day after the end of the Rent Abatement Period, and each subsequent 12 month period thereafter, during the Term is a “Rental Year”). Subtenant shall pay to Sublandlord as base rent for the Subleased Premises for each month during the Term the following amount per month (“Base Rent”):

PeriodAnnual Base RentMonthly Base RentBase Rent PSF

Sublease Commencement Date through the end of the First Rental Year *

1,280,504.00 USD106,708.67 USD67.00 USD

********

* Subject to the Rent Abatement Period.

** Beginning with the Second Rental Year, and with each subsequent Rental Year, the Subleased Premises Base Rent PSF will increase by 2.5% of the previous Rental Year’s Base Rent PSF.

4.2

Payment. Subtenant shall pay the Base Rent to Sublandlord on or before the first day of each month. Base Rent, and Additional Rent for any period during the Term hereof which is for less than one (1) month of the Term will be a pro rata portion of the monthly installment based on a thirty (30) day month. Subtenant shall pay the Base Rent to Sublandlord without notice or demand and without any deduction, offset, or abatement, in lawful money of the United States of America, to an address as may be designated in writing by Sublandlord. Sublandord shall invoice Subtenant for Additional Rent (as defined in Section 4.3.1) and Subtenant shall pay such invoices within 30 days of receipt. Upon the written request of Subtenant, Sublandlord shall provide supporting documents regarding Additional Rent to the extent received from Landlord. Additional Rent (and any other amounts due from Subtenant to Sublandlord hereunder) shall not include any mark- up.

4.3	Additional Rent.

4.3.1

Except as otherwise expressly set forth in this Sublease, all monies other than Base Rent required to be paid by Sublandlord under the Master Lease during the Term (including utility costs, Expense Charges, Building Operating Expenses, Tank Costs, Laboratory Operating Expenses, Generator Costs, overtime HVAC service, taxes, insurance, and the like) shall be paid by Subtenant to Sublandlord hereunder in proportion to Subtenant’s Share, as and when such amounts are due under the Master Lease, as incorporated herein. All such amounts payable by Subtenant (and all amounts payable by Subtenant under this Sublease other than Base Rent) are additional rent (“Additional Rent”; Base Rent and Additional Rent, collectively, are and are considered “Rent”). In the event Sublandlord incurs any out-of-pocket costs or expenses (or is billed by Landlord for items) which are directly attributable to services or utilities furnished to or for the Subleased Premises during the Term or otherwise at the request of Subtenant, or with respect to repairs made in the Subleased Premises during the Term or otherwise as a result of Subtenant’s occupancy of the Subleased Premises, such costs and expenses, except as otherwise expressly set forth in this Sublease, are Additional Rent under this Sublease, and Subtenant shall promptly pay Sublandlord or the applicable provider, as the case may be, the amount of such costs and expenses consistent with the terms of Section 4.2.

4.3.2

Sublandlord and Subtenant will have access to certain shared space within the Premises, including restrooms, shared hallways and a break area, identified on Exhibit B as “Shared Space” (the “Shared Space”). Subtenant and Sublandlord agree, as a material part of the consideration given by Subtenant to Sublandlord for this Sublease, and except as otherwise expressly set forth in this Sublease, that Subtenant shall pay the costs, expenses, taxes, insurance, and other charges of every kind and nature related to the cleaning, maintenance, and repair of the Shared Space in proportion to Subtenant’s Share (the “Shared Costs”); provided, however, that each of Subtenant and Sublandlord are responsible in full for any repairs due to damage caused by the negligence or willful misconduct of their employees, agents, or invitees. Sublandlord agrees to provide janitorial services to the Shared Space. Sublandlord shall exercise commercially reasonably efforts in attempting to cause Landlord to perform its obligations under the Master Lease for the benefit of the Subtenant, including without limitation: (i) the provision of Subtenant’s Share of Sublandlord’s proportionate share of the Laboratory Services such as pH monitoring and RODI water to the Subleased Premises, and Subtenant shall reimburse Sublandlord for Subtenant’s Share of the Laboratory Services as Additional Rent; (ii) use of the pH neutralization tank and the discharge of Industrial Wastewater to the sewer system serving the Building, (iii) access and use of the freight elevator; and (iv) access and use of Subtenant’s Share of Sublandlord’s proportionate share of the Generator and Emergency Power for the Subleased Premises (the “Master Lease Obligations”). Sublandlord and Subtenant shall cooperate with respect to the coordination of the Shared Space and freight elevator and Sublandlord hereby appoints its Facilities Manager and Subtenant hereby appoints [Compass Employee] of Subtenant, to be responsible for such coordination.

4.4

Security Deposit. Subtenant shall deposit with Sublandlord on the Effective Date 320,126.01 USD (the “Security Deposit”), which shall be held by Sublandlord to secure Subtenant’s obligations under this Sublease; however, the Security Deposit is not an advance rental deposit or a measure of Sublandlord’s damages for an Event of Default.

Following the occurrence of an Event of Default, Sublandlord may use all or any portion of the Security Deposit to satisfy Subtenant’s unperformed obligations hereunder, without prejudice to any of Sublandlord’s other remedies. If so used, Subtenant shall pay Sublandlord an amount that will restore the Security Deposit to its original amount upon demand. In connection with any waiver of a Subtenant default or modification of this Sublease, Sublandlord may require that Subtenant provide Sublandlord with an additional amount to be held as part of the Security Deposit. The unused portion of the Security Deposit will be returned to Subtenant within 30 days following the end of the Term (or earlier termination of this Sublease), provided that Subtenant is not then in default in the performance of its obligations hereunder.

4.5

Late Payment. If Subtenant fails to duly and timely pay any installment of Base Rent or Additional Rent, Subtenant shall also pay to Sublandlord a late charge of 3% of such overdue amount and interest shall accrue on said overdue amount at the rate of 18% per annum (or such maximum rate allowable by law if lower) from the date such payment was due until the same is paid. The payment of such interest and late charge shall be in addition to all other rights and remedies available to Sublandlord in the case of non- payment. Notwithstanding the foregoing, the first time in each Rental Year Sublandlord determines to charge such late charge and/or interest, it shall so notify Subtenant and such late charge and/or interest shall be deemed waived provided that Subtenant makes such payment within seven (7) days after its receipt of such notice.

5.

Holdover. If Subtenant does not surrender the Subleased Premises by the Expiration Date in accordance with the terms of this Sublease, Subtenant shall indemnify, defend, protect and hold harmless Sublandlord from and against all loss and liability resulting from Subtenant’s delay in surrendering the Subleased Premises to Sublandlord, and the holdover rent under Article 12 of the Master Lease shall be 200% of the Base Rent.

6.	Repairs and Modifications to the Subleased Premises.

6.1

The parties acknowledge and agree that Subtenant is subleasing the Subleased Premises on an “as is” basis, and that, except as set forth in Section 6.2, Sublandlord has made no representations or warranties with respect to the condition of the Subleased Premises, and except as set forth in Section 6.2, Sublandlord shall have no obligation whatsoever to make or pay the cost of any alterations, improvements or repairs to the Subleased Premises, including, without limitation, any improvement or repair required to comply with any law. Landlord shall be solely responsible for performance of any repairs required to be performed by Landlord under the terms of the Master Lease. Except as set forth in Section 6.2, by taking possession of the Subleased Premises, Subtenant conclusively shall be deemed to have accepted the Subleased Premises in its as-is, then- existing condition, without any warranty whatsoever of Sublandlord with respect thereto.

6.2

Sublandlord shall deliver the Subleased Premises on the Sublease Commencement Date “AS IS” and in broom clean condition, with no warranties granted by Sublandlord or assumed by Subtenant; provided that, prior to the Sublease Commencement Date, Sublandlord at its cost shall demise the Subleased Premises according to Exhibit B. Subtenant may make such other improvements to the Subleased Premises, including without limitation Subtenant’s initial work as set forth on Exhibit D (“Subtenant Initial

Work”). Subtenant’s Initial Work, as well as any other improvements to the Subleased Premises, are subject to the requirements of the Master Lease, including Sublandlord’s right to approve or require modification to such plans in its reasonable discretion and according to the Master Lease (as incorporated herein) and Landlord’s prior approval rights contained therein. Further, at no time may Subtenant’s Initial Work, or any other alterations or work by Subtenant, result in (i) a lab useable square foot ratio of greater than 50% for the Subleased Premises, and (ii) lab mechanical requirements greater than the building system design (currently, 1.5 cfm / USF and 14 watts / USF). Subtenant must coordinate with with Sublandlord the planning and construction of Subtenant’s Initial Work and any other improvements so as to minimize the impact of the same on Sublandlord and the other tenants in the Building. Subtenant may hire its own architect and contractor to perform such work, subject to the terms of the Master Lease.

6.3

Subject to the Master Lease, including Landlord’s prior approval rights contained therein, Subtenant shall be provided with Building standard signage and identity signage in the elevator lobby of the 6th floor of the Building and may install signs or lettering on or adjacent to the entry doors to the Subleased Premises as provided in the Master Lease ; provided, however, that any signage rights that Subtenant obtains from Landlord will in no way diminish or negatively affect Sublandlord’s signage rights or existing Sublandlord signage at the Building or Premises. Prior to the Sublease Commencement Date, Sublandlord shall remove all Sublandlord-specific language from the Subleased Premises and repair any damage caused by such work, but has no obligation to remove any other signage.

7.	Environmental and Permitting.

7.1

Hazardous Materials. Subtenant may store Hazardous Materials and Medical Waste in the Chemical Storage Room no greater than 66.67% of Sublandlord’s permitted chemical storage and as apportioned by Section 2.1, subject to Sublandlord’s existing fire permit(s). Subtenant shall store Hazardous Materials and Medical Waste in compliance with Sublandlord’s applicable permit(s) and shall not store Hazardous Materials and Medical Waste in any portion of the Subleased Premises in excess of the amounts in this Section 7.1. Subtenant shall provide a list of its Hazardous Materials and any biological inventory for BL-2 lab, location of storage within the Subleased Premises, and associated quantities to Sublandlord and Landlord before the Sublease Commencement Date and promptly before any material change, for final approval. Subtenant acknowledges and understands that approval of Subtenant’s proposed Hazardous Materials list, biological inventory, and/or quantities is at Landlord’s sole discretion, and Landlord may or may not so approve. Landlord holds and maintains the MWRA permit for the pH neutralization tank and for the discharge of Industrial Wastewater to the sewer system serving the Building. In the event Subtenant’s use of the Subleased Premises requires additional or modified permits, by either Subtenant or Landlord, the costs of such permits shall be carried by Subtenant alone.

7.2

Other Permits. Sublandlord and Subtenant shall work together to determine whether Subtenant can operate under some or all of Sublandlord’s existing permits or must obtain its own permit in the following three categories: rDNA permit; flammable liquids permit; gas permit (for compressed gases). To the extent Subtenant is required to obtain its own permit (whether so required by the applicable government agency or in Sublandlord’s sole opinion), Subtenant shall obtain the required permits prior to occupancy at its sole cost and expense and Sublandlord shall provide such cooperation as Subtenant may reasonably request and at Subtenant’s cost and expense in connection therewith.

8.	Assumption of Obligations.

8.1

This Sublease is and at all times shall be subject and subordinate to the Master Lease and the rights of Landlord thereunder. Subtenant hereby expressly assumes and agrees with respect to the Subleased Premises (i) to comply with all provisions of the Master Lease which are incorporated hereunder; and (ii) to perform all the obligations on the part of the “Tenant” to be performed under the terms of the Master Lease; and (iii) to be subject to all breach and Event of Default terms and conditions of the Master Lease with respect to the Subleased Premises. In the event the Master Lease is terminated pursuant to the terms of the Master Lease, this Sublease shall terminate simultaneously with such termination without any liability of Sublandlord to Subtenant. In the event of a conflict between the express provisions of this Sublease on the one hand, and the provisions of the Master Lease, as incorporated herein, and Landlord’s Consent to Sublease on the other hand, the express provisions of this Sublease shall prevail.

9.	Incorporation By Reference.

9.1

Except as set forth in Section 9.2, below, the terms and conditions of this Sublease shall include all of the terms of the Master Lease and such terms are incorporated into this Sublease as if fully set forth herein, except that: (i) each reference in such incorporated sections to the “Lease” shall be deemed a reference to this Sublease; (ii) each reference to “Tenant” and “Landlord” shall be deemed a reference to “Subtenant” and “Sublandlord” (in addition to Landlord), respectively, except as otherwise expressly set forth herein, and each reference to “Premises” shall be deemed a reference to the “Subleased Premises”;

(iii) with respect to work, services, repairs, restoration, insurance, indemnities, representations, warranties or the performance of any other obligation of Landlord under the Master Lease, the sole obligation of Sublandlord shall be to request the same in writing from Landlord as and when reasonably requested to do so by Subtenant, and to use Sublandlord’s commercially reasonable efforts (without requiring Sublandlord to spend more than a nominal sum) to obtain Landlord’s performance (subject, in all events, to Subtenant’s rights under Section 4.3.2); (iv) with respect to any obligation of Subtenant to be performed under this Sublease, wherever the Master Lease grants to Sublandlord a specified number of days to perform its obligations under the Master Lease, except as otherwise provided herein, Subtenant shall have three (3) fewer business days to perform the obligation, including, without limitation, curing any defaults; (v) with respect to any approval required to be obtained from the “Landlord” under the Master Lease, such consent must be obtained from each of Landlord and Sublandlord, and the approval of Sublandlord may be withheld if Landlord’s consent is not obtained; (vi) in any case where Landlord reserves or is granted the right to manage, supervise, control, repair, alter, regulate the use of, enter or use the Subleased Premises or any areas beneath, above or adjacent thereto, perform any actions or cure any failures, such reservation or right shall be deemed to be for the benefit of each of Landlord and Sublandlord; (vii) in any case where “Tenant” is to indemnify, release or waive claims against Landlord, such indemnity, defend, release or waiver shall be deemed to run from Subtenant to each of Landlord and Sublandlord; (viii) in any case where “Tenant" is to execute and deliver certain documents or notices, such obligation shall be deemed to run from Subtenant to each of Landlord and Sublandlord; (ix) all payments shall be made to Sublandlord; (x) Subtenant shall pay all consent and review fees set forth in the Master Lease to each of Landlord and Sublandlord; and (xi) all “profit” under subleases and assignments shall be paid to Sublandlord. Sublandlord agrees not to make any amendment to the Master Lease that materially affects the Subleased Premises without Subtenant’s prior written consent, which Subtenant shall not unreasonably withhold, condition, or delay.

9.2

Notwithstanding the foregoing, the following provisions of the Master Lease shall not be incorporated herein: The following definitions in Section 1.1: Basic Rent, Term, Landlord’s Contribution; the following definitions in Section 1.2: Brokers, Landlord’s Work, Plans, Tenant’s Work; Sections 2.1.1, 2.1.2, 2.2(d), 2.2(g), 3.1, 4.1, 5.2, 10.2(c), 13.1(c). 14.6(b), 15.14, 16, 17, 18; Exhibits A-2, C, D, E, L; and Amendment 1, Section 4. Subtenant shall update the list on Exhibit H (which shall be attached hereto) to include Subtenant’s removable property.

10.

Conditions Precedent. This Sublease and Sublandlord’s and Subtenant’s obligations hereunder are conditioned upon Sublandlord obtaining the written consent of Landlord (“Landlord’s Consent”) to this Sublease in the form attached hereto (which the parties understand shall include Landlord’s review of Subtenant’s full, audited financial statements to its sole satisfaction). If Sublandlord fails to obtain Landlord’s Consent within 60 days after the mutual execution of this Sublease, then Sublandlord or Subtenant may terminate this Sublease by giving the other party written notice thereof prior to the date Sublandlord delivers the Subleased Premises to Subtenant. In such event of termination, Sublandlord shall return to Subtenant its prepayment, if any, of Rent paid by Subtenant to Sublandlord.

11.

Indemnity. Subtenant shall and hereby does indemnify, defend and hold Sublandlord harmless from and against any and all actions, claims, demands, damages, fees, fines, liabilities, expenses (including, without limitation, reasonable attorneys’ fees and disbursements), and the like asserted against, imposed upon or incurred by Sublandlord by reason of (a) any damage or injury to persons or property occurring upon or in connection with the use or occupancy of the Subleased Premises, (b) the use or maintenance of the Subleased Premises or any business therein or any work or thing whatsoever done, or any condition created in or about the Subleased Premises during the Term (or any time prior to the Sublease Commencement Date that Subtenant may have been given access to the Subleased Premises), (c) the use of the Laboratory Systems by Subtenant, (d) the use, storage, and disposal of Hazardous Materials and Medical Waste by Subtenant, (e) any negligent act or omission of Subtenant or any of its agents, contractors, servants, licensees, employees or invitees, (f) Subtenant’s unauthorized holdover;

(g) any failure of Subtenant to perform or comply with the provisions of this Sublease (including the obligations of the Master Lease assumed by Subtenant with respect to the Subleased Premises pursuant to this Sublease), and (h) any obligation Sublandlord may have to indemnify Landlord under the Master Lease with respect to the Subleased Premises; provided that the foregoing indemnity shall not apply to the extent of any gross negligence or willful misconduct of Sublandlord or anyone under its control.

12.

Administration of Lease. In addition to such certificates and forms Subtenant is required to complete and execute under the Master Lease, Subtenant shall complete and execute all reasonable forms and documents required by Sublandlord for the administrative purposes related to this Sublease, from time to time, within ten (10) business days of Sublandlord’s request.

13.

Furniture. Sublandlord is the owner of certain furniture, fixtures, and equipment located within the Subleased Premises which are identified on Exhibit C, attached hereto (the “FF&E”). Sublandlord hereby leases the FF&E to Subtenant, included in the Base Rent. The FF&E is being leased by Sublandlord in its “AS IS, WHERE IS” condition, without representation or warranty whatsoever other than that Sublandlord is the sole owner thereof. Subtenant is responsible for all maintenance and repairs to the FF&E. Subtenant shall surrender the FF&E at the expiration or earlier termination of this Sublease in the same condition it was leased, reasonable wear and tear excepted.

14.

Parking. Subject to the terms of the Master Lease, Subtenant, and its employees, agents and invitees, shall have the non-exclusive right to 43 parking spaces (28 in the Building and 15 elsewhere at the project) at the current applicable charge (if any) per space.

15.

Broker. Sublandlord and Subtenant each represent to the other that they have dealt with no real estate brokers, finders, agents or salesmen other than Subtenant’s broker, JLL, and Sublandlord’s broker, CBRE, each to be paid by Sublandlord pursuant to an existing agreement with CBRE to pay each broker in connection with this transaction. Each party shall indemnify and hold the other party harmless from and against all claims for brokerage commissions, finder’s fees, or other compensation, including in excess of the agreed fees, made by either party’s broker or any other agent, broker, salesman or finder as a consequence of Subtenant’s actions or dealings with such agent, broker, salesman, or finder.

16.

Notices. The address of each party for all purposes connected with this Sublease shall be that address set forth below its signature at the end of this Sublease. All notices, demands or communications in connection with this Sublease shall be; (a) in writing and personally delivered; or (b) properly addressed and (i) submitted to an overnight courier service, charges prepaid, or (ii) deposited in the mail (certified, return receipt requested, and postage prepaid). Notices shall be deemed delivered upon receipt, if personally delivered, one (1) business day after being submitted to an overnight courier service and three (3) business days after mailing, if mailed as set forth above. All notices given to Landlord under the Master Lease shall be considered received only when delivered in accordance with the Master Lease.

17.

Sublease and Assignment. Subtenant understands that it must obtain the prior written consent or approval of Landlord and Sublandlord to any assignment of this Sublease or sublease of all or part of the Subleased Premises. In the event of a proposed assignment of this Sublease, Sublandlord agrees to abide by the Landlord’s consent requirements in the Master Lease. In the event of any proposed sub-subletting, Subtenant shall request, in writing, such consent and that Sublandlord promptly provide notice of such subletting to Landlord and take all commercially reasonable actions to assist Subtenant with such request including, but not limited to, reasonably cooperating with Subtenant and its proposed subtenant to quickly obtain the Landlord’s written consent thereto, in each case at Subtenant’s sole cost (including those costs in Section 6.6 of the Master Lease) and no cost to Sublandlord. Subtenant understands that Landlord may or may not so consent, and Sublandlord and Landlord are under no obligation to consent. However, if Landlord provides its written consent/approval to said proposed sub-sublease, then said consent shall also be deemed to be Sublandlord’s unconditional consent thereof as well, provided that the sub-sublease shall be subject and subordinate to this Sublease. Sublandlord may assign this Sublease in connection with an assignment of the Master Lease by Sublandlord pursuant to an assignment approved in accordance with the Master Lease; provided, however, Sublandlord shall provide Subtenant with a copy of the assignment agreement, together with revised contact information, if applicable (name and address for the appropriate contact person).

18.

Surrender. In addition to the obligations of the Master Lease, Subtenant shall, upon the termination or expiration of this Sublease: (a) surrender the Subleased Premises in broom clean condition, free of debris, and otherwise in substantially the same condition and configuration as received by Subtenant as of the Sublease Commencement Date or the date of Early Access, whichever occurs first, reasonable wear and tear excepted; and (b) remove all Subtenant-owned furniture and any of its personal property from the Subleased Premises, and repair any and all damage caused by such removal; and (c) engage a certified industrial hygienist at its sole cost and expense to decontaminate and decommission the Subleased Premises, which decommissioning plan must be approved in writing and in advance by Sublandlord (which approval shall not be unreasonably withheld). Notwithstanding any provision herein to the contrary, Sublandlord shall have the right to enter the Subleased Premises in the final two (2) weeks of the Term to perform any restoration required under the Master Lease that Subtenant is not expressly required to perform under this Sublease. Sublandlord shall use commercially reasonable efforts not to unreasonably interfere with Subtenant’s use of, and operations in, the Subleased Premises in performing such work.

19.	Notice of Accidents. Subtenant shall give Sublandlord notice of any fire, casualty or accident in or about the Subleased Premises promptly after Subtenant becomes aware of such event.

20.

Quiet Enjoyment. So long as Subtenant is not in default (beyond any applicable notice and cure period) under this Sublease, and subject to Sublandlord’s right to enter specifically granted herein or Landlord’s right to enter granted in the Master Lease, Subtenant’s quiet enjoyment of the Subleased Premises shall not be disturbed or interfered with by Sublandlord, its employees or agents.

21.

Right of First Offer to Sublease. During the Term only, and subject to (i) Subtenant performing its obligations under the Sublease in all material respects and (ii) Subtenant’s financial condition continuing to be in at least the same condition as the Sublease Commencement Date, Subtenant shall have a right of first offer ("Right of First Offer ") to sublease the remaining portion of the Premises the “Remaining Premises”) through the Expiration Date. Upon the occurrence of any uncured Event of Default under the Sublease (beyond any applicable notice and cure period), this Right of First Offer is null and void. Subtenant acknowledges that any future sublease is conditioned upon Sublandlord obtaining the written consent of Landlord and Subtenant understands that Landlord may or may not so consent. Subtenant shall be entitled to exercise this Right of First Offer to Sublease only if at the time of the receiving of such notice and at the time of the commencement of the applicable term no Event of Default under this Sublease by Subtenant shall then exist and only if Landlord consents to such sublease. If Sublandlord decides to sublease the Remaining Premises, Sublandlord shall give Subtenant written notice of its intent to lease the Remaining Premises (the “ROFO Notice”), along with the terms and conditions upon which Sublandlord intends to sublease. Subtenant shall thereafter have a period of thirty (30) days to elect by unequivocal written notice to Sublandlord to lease the Remaining Premises on the same terms and conditions as Sublandlord intends to otherwise offer to a third party and set forth in the ROFO Notice; provided, however, that prior to Subtenant’s acceptance Sublandlord shall retain the right to elect not to lease the Remaining Premises by giving Subtenant written notice thereof. If Subtenant elects not to lease the Remaining Premises, then Sublandlord shall be free to lease the remaining portion of the Premises to a third party . Should Subtenant exercise this Right of First Offer for the entire Premises, Subtenant shall first attempt to negotiate a lease for the Premises directly with Landlord.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Sublease as of the Effective Date.

SUBLANDLORD:SUBTENANT:

ROCHE DIAGNOSTICS OPERATIONS, INC.COMPASS THERAPEUTICS, INC.

a Delaware corporationa Delaware corporation

By: /s/ Ann FonfaraBy: /s/ Vered Bisker-Leib Name: Ann FonfaraName: Vered Bisker-Leib

Title: Vice President, FinanceTitle: President & COO

Address:Address:

9115 Hague Rd245 First Street, 3rd Floor

Indianapolis, IN 46256Cambridge, MA 02142

USAUSA